September 23, 2002

                         Consent of Independent Auditors


We consent to the inclusion in this Registration Statement Form SB-2 of our report dated March 28, 2002, on our audits of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of December 31, 2000 and 2001 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.









Moores Rowland
Chartered Accountants
Certified Public Accountants
Hong Kong